Exhibit 99.2
FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations	Flow Media Relations
Geoffrey Buscher	Lisa Brandli
253-813-3286	425-653-1237
investors@flowcorp.com	lbrandli@flowcorp.com
FLOW INTERNATIONAL CORPORATION ANNOUNCES REVISED OMAX MERGER TERMS
Will hold investor call on Tuesday, November 11 at 8 a.m. Pacific Time.
Kent, WA — November 10, 2008 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced today that Flow and OMAX Corporation have entered into an agreement amending the terms of their merger. The revised terms reduce the initial cash and stock payment, including option payments already made, from $105 million to $75 million. The previous terms included $71.5 million in cash and a $3.5 million note, with the remainder in stock trued up to $30 million based on a Flow stock price of not less than $8 per share. These amounts have now been reduced to $62.5 million in cash, an $8.5 million note and $4 million in stock with the number of shares determined based upon the stock price at closing. As in the prior transaction, OMAX debt of approximately $6 million will be assumed by Flow.
The revised terms increase the contingent payment opportunity for OMAX’s shareholders, based on Flow’s stock price, from $26 million to $52 million, and extend the measurement period from two years to three. The additional $26 million contingent payment opportunity does not begin until Flow’s stock price exceeds $10.00 per share and the maximum payout to $52 million occurs if Flow’s stock reaches $14.00 per share.
On a trailing twelve month basis, the initial cost of the transaction represents an estimated 6.5 multiple of EBITDA adjusted for unusual items, including 50% of expected cost savings, and allocating a portion of the consideration to settle outstanding litigation between the two companies. This initial cash and stock net consideration also represents less than one times trailing twelve months OMAX annual revenue levels.
Flow will be discussing these revised terms and the current market outlook during an investor conference call on Tuesday, November 11 at 8 a.m. Pacific Time.
“We are pleased to have revised our agreement in a way that acknowledges the current financial market situation, while providing continued opportunity for OMAX shareholders to participate in future share price appreciation of the combined companies” said Charley Brown, President and CEO of Flow. He continued “We look forward to capitalizing on each company’s strengths, including the two different channels of distribution we will tap into together.”
John Cheung, President and CEO of OMAX added, “As we have participated in a number of meetings with Flow personnel in preparation for merging the two companies, it has become even more apparent how well we will fit together and how exciting our combined opportunities are. The revised terms preserve the financial opportunity for our OMAX shareholders while recognizing the impact of our current economic conditions. Moving payments to the earn-out shows how confident the OMAX team is in the future of our combined companies.”
Revised Transaction Details
The revised transaction includes the following:
•	A total of $62.5 million to be paid at closing. This includes:
•	$9 million already paid in connection with the option to purchase OMAX and the signing of the definitive agreement

•	An additional $53.5 million due at closing
•	A $8.45 million promissory note, to be held in escrow, to fund payments relating to claims for indemnification under the merger agreement. The escrow note is for a period of 18 months and will bear interest at a rate of 2% per annum.

•	A number of Flow shares equal in value to $4 million to be delivered at closing, based upon the closing share price for Flow common stock for the ten trading days ending two business days before the closing.

•	Assumption of approximately $6 million of OMAX debt

•	Contingent consideration, consisting of the right to receive up to $52 million. Beginning the 6th full month after closing individual OMAX shareholders may elect to receive 100% of their pro-rata portion of the consideration any month post-closing and before the thirty-six month anniversary of the closing of the merger. The consideration is contingent upon the average daily closing share price for Flow common stock during any six month period prior to thirty-six months after the closing of the merger. If the average share price is equal to $7.00, a total consideration of $5 million shall be paid. If the average share price is between $7.01 and $14.00, additional cash shall be paid on a straight line interpolation basis between $5 million and $52 million. Flow may at its option distribute Flow common stock in lieu of cash as contingent consideration.
Flow expects to close the transaction in early calendar 2009. Houlihan Lokey acted as Flow’s financial advisor in the transaction.
Conference Call
Flow plans to hold a conference call to discuss this announcement tomorrow morning: Tuesday, November 11 at 11 a.m. Eastern Time (8 a.m. Pacific Time). The conference call may be heard by dialing 1-303-262-2161. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11122477. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.

About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties.

The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding future opportunities for Flow and OMAX, and the closing of the OMAX transaction. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.